                                                                    EXHIBIT 99.1

          Health Care Property Investors, Inc. to Sell $250 Million of
                          6.45% Senior Notes Due 2012

NEWPORT BEACH, CA., June 20, 2002 - Health Care Property Investors, Inc.
(NYSE: HCP) announced the execution of an agreement for the issuance and sale by the Company of $250 million of 6.45% senior unsecured notes due June 25, 2012 priced at 99.702%. Net proceeds from the offering will be used to repay a portion of the borrowings under the Company's revolving lines of credit. These securities have been rated BBB+ by Standard & Poor's, BBB+ by Fitch Ratings, and Baa2 by Moody's Investors Service.

The offering was underwritten by Merrill Lynch & Co. and Credit Suisse First Boston, as lead managers, and Deutsche Bank Securities, Banc of America Securities LLC, BNY Capital Markets, Inc., Goldman, Sachs & Co. and Wachovia Securities, as co-managers. A copy of the final prospectus relating to the offering may be obtained from Merrill Lynch & Co., World Financial Center, North Tower, 10th Floor, New York, New York 10281 or Credit Suisse First Boston, 11 Madison Avenue, New York, New York 10010.

Health Care Property Investors, Inc. (NYSE:HCP) is a self-administered equity real estate investment trust (REIT) that invests directly or through joint ventures in health care facilities. The Company's investment portfolio, as of March 31, 2002, consists of 425 facilities in 42 states. The Company's investments include 172 long-term care facilities, 90 assisted living facilities, 85 medical office buildings, 21 acute-care hospitals, 37 physician group practice clinics, nine freestanding rehabilitation facilities, six health care laboratory and biotech research facilities and five retirement living communities. For more information on Health Care Property Investors, Inc., visit the Company's web site at www.hcpi.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sale of the notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.